(logo)
American
   Express(R)
 Partners Funds

AXP(R) Partners
         Select Value
                  Fund

Semiannual Report
for the Period Ended
Nov. 30, 2003

AXP Partners Select Value Fund seeks to provide shareholders with long-term growth of capital.

(logo)
AMERICAN
 EXPRESS
(R)

Table of Contents

Fund Snapshot                               3

Questions & Answers
   with Portfolio Management                4

Investments in Securities                   8

Financial Statements                       13

Notes to Financial Statements              16

Proxy Voting                               23

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American Express(R) Funds' reports to shareholders have been awarded the
Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT
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Fund Snapshot
        AS OF NOV. 30, 2003

PORTFOLIO MANAGER

Gabelli Asset Management Company

Portfolio manager                                 Mario J. Gabelli, CFA
Since                                                              3/02
Years in industry                                                    36

FUND OBJECTIVE

The Fund seeks to provide shareholders with long-term growth of capital.

Inception dates
A: 3/8/02       B: 3/8/02       C: 3/8/02       Y: 3/8/02

Ticker symbols
A: AXVAX        B: AXVBX        C: ACSVX        Y: --

Total net assets                                         $392.1 million

Number of holdings                                                  245

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

       STYLE
VALUE  BLEND  GROWTH
  X                    LARGE
  X                    MEDIUM SIZE
  X                    SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

(pie chart)

Consumer discretionary 31.3%
Consumer staples 13.7%
Industrials 12.2%
Telecommunications 8.3%
Utilities 8.2%
Short-term securities 7.2%
Health care 6.0%
Financials 4.3%
Energy 3.3%
Materials 3.0%
Technology 2.5%

TOP TEN HOLDINGS

Percentage of portfolio assets

Liberty Media Cl A (Media)                                           2.0%
Cablevision Systems NY Group Cl A (Cable)                            1.9
Tribune (Media)                                                      1.8
Time Warner (Media)                                                  1.8
Dana (Automotive & related)                                          1.7
Honeywell Intl (Aerospace & defense)                                 1.4
Archer-Daniels-Midland (Food)                                        1.3
Cooper Inds Cl A (Multi-industry)                                    1.3
Telephone & Data Systems (Utilities -- telephone)                    1.2
New York Times Cl A (Media)                                          1.2

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stocks of small- and medium-sized companies may be subject to more abrupt or erratic price movements than stocks of larger companies. Some of these companies also have fewer financial resources.

Fund holdings are subject to change.

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3   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Questions & Answers
        WITH PORTFOLIO MANAGEMENT

Performance Summary

AXP(R) Partners Select Value Fund is managed by Gabelli Asset Management Company, an independent money management firm in Rye, N.Y. For the six months ended Nov. 30, 2003, the Fund rose 11.94% (Class A shares excluding sales charge). This was less than both the Russell 3000 Value Index, which advanced 12.00% for the period, and the Fund's peer group, the Lipper Multi-Cap Value Funds Index, which rose 12.18% over the same time frame. Below, Gabelli discusses the Fund's results and positioning during the first half of the current fiscal year.

Q:   What factors affected Fund performance between May 31 and Nov. 30?

     Gabelli: In general, the Fund's investments in media and consumer discretionary stocks disappointed. However, we were encouraged that General Electric's purchase of Vivendi's entertainment assets reaffirmed the value of the Fund's extensive entertainment software holdings. While several of the Fund's largest portfolio holdings (Liberty Media, Cablevision, Tribune and Time Warner) did not register meaningful gains in the period, we are optimistic about the future potential of these companies.

     We also did not have a meaningful position in technology stocks, which were stellar performers for the fiscal period due to a recovery in corporate tech spending

(bar chart)
                         PERFORMANCE COMPARISON
              For the six-month period ended Nov. 30, 2003
15%
        (bar 1)             (bar 2)               (bar 3)
12%     +11.94%             +12.00%               +12.18%

 9%

 6%

 3%

 0%

(bar 1) AXP Partners Select Value Fund Class A (excluding sales charge) (bar 2) Russell 3000(R) Value Index(1) (unmanaged)
(bar 3) Lipper Multi-Cap Value Funds Index(2)

(1) Russell 3000(R) Value Index, an unmanaged index measures the performance of those Russell 3000(R) Index companies with lower price-to-book ratios and lower forecasted growth values.

(2) The Lipper Multi-Cap Value Funds Index, published by Lipper Inc, includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

Past performance is no guarantee of future results. The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of Class B, Class C and Class Y may vary from that shown above because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

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4   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT
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Questions & Answers

(begin callout quote)> A factor benefiting results was a revival in corporate merger and acquisition activity here and abroad.(end callout quote)

       -- Gabelli Asset  Management Company

     and improved cash flows. Relative to its benchmark and peers, the Fund had a lower-than-index position in technology, and this positioning hurt the Fund's relative results. The Fund's industrial sector investments performed well during the period as investors rotated into more economically sensitive industry groups.

AVERAGE ANNUAL TOTAL RETURNS

                            Class A               Class B                     Class C                  Class Y
(Inception dates)          (3/8/02)              (3/8/02)                    (3/8/02)                 (3/8/02)
                       NAV(1)     POP(2)     NAV(1)    After CDSC(3)    NAV(1)   After CDSC(4)    NAV(5)     POP(5)
as of Nov. 30, 2003
6 months*             +11.94%     +5.50%    +11.44%       +6.44%       +11.44%    +10.44%        +12.11%    +12.11%
1 year                +18.57%    +11.75%    +17.53%      +13.53%       +17.53%    +17.53%        +19.02%    +19.02%
Since inception        +6.57%     +2.98%     +5.77%       +3.54%        +5.77%     +5.77%         +6.80%     +6.80%

as of Dec. 31, 2003
6 months*             +16.16%     +9.49%    +15.87%      +10.87%       +15.87%    +14.87%        +16.35%    +16.35%
1 year                +29.62%    +22.18%    +28.88%      +24.88%       +28.88%    +28.88%        +30.09%    +30.09%
Since inception        +9.49%     +5.97%     +8.71%       +6.64%        +8.71%     +8.71%         +9.72%     +9.72%

* Not annualized.

(1)  Excluding sales charge.

(2)  Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4)  1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to institutional investors only.

Past performance is no guarantee of future results. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost. The performance shown for each class of shares will vary due to differences in sales charges and fees. Short term performance may be higher or lower than the figures shown. Visit americanexpress.com/funds for current information.

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5   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT
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Questions & Answers

     Overall, positive economic news drove stocks higher this past summer and autumn. Equity markets rose on expectations of the economic recovery, and of gains in corporate profitability. It now appears Federal Reserve Chairman Alan Greenspan was correct in his conviction that uncertainty over Iraq was the primary obstacle to a more vigorous economic recovery. This past summer's tax legislation helped jump start the economy. Workers had less federal income tax withheld from paychecks and business has received accelerated depreciation for equipment, which has revived capital spending. Investors got a lower capital gains tax rate and a big cut in the tax rate on stock dividends.

     Another factor benefiting results was a revival in corporate merger and acquisition activity. We were rewarded for our patience with Dana Corp., which received a hostile bid from ArvinMeritor, and SPS Technologies, which was acquired at a premium by Precision Castparts. These deals have had a ripple effect, surfacing values in other stocks we own in the auto parts and aerospace component industries. Auto parts maker Modine, railcar leasing company GATX and heavy truck builder Navistar were among our best performers for the period.

Q:   What changes did you make to the portfolio?

     Gabelli: One long-term investment theme we are attempting to capitalize on is greater consumer spending in the U.S. on bone and dental care. During the period, we purchased shares of Interpore Cross International, a manufacturer of spine implant products. We also purchased Henry Schein, one of the two largest distributors of dental products and services. Our demographic research shows that in the years ahead America's aging population is likely to spend more money per tooth on dental services, and more money on orthopedic devices to fix damaged joints and repair bone defects and diseases. By 2030, the number of Americans over age 65 is expected to double from 35 million people currently to 70 million people. That's approximately 2 billion teeth and 14 billion bones that will need care over the next two and a half decades.

     During the period we also retooled the Fund's media stock positioning. We added additional shares in Time Warner, Fox, New York Times Co., Pulitzer and Tribune and sold positions in Comcast and MGM. Our expectation is that retail and political newspaper advertising will pick up in the year ahead, benefiting from

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6   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Questions & Answers

     a general election in the U.S. and the 2004 Summer Olympics in Athens. We also believe job-related advertising will rebound. From late 2000 until late 2002, with the economy weak and unemployment rising, help-wanted advertising revenues fell 50% from the 2000 peak of $8.7 billion. We believe corporate America is ready to start hiring again, and that classified advertising will trend higher in the year ahead. This may provide substantial earnings leverage for newspaper companies.

     This past summer and autumn, we also sold some of the Fund's holdings in financial services, including CIT Group and Merrill Lynch. We had a lower-than-index positioning in this sector during the period.

Q:   How are you managing the portfolio for the months ahead?

     Gabelli: We do not expect to make substantial changes to the portfolio going forward. We remain optimistic about the prospects for the U.S. economy, and for the industries we have invested in.

     Our judgment is that stocks that pay dividends are well positioned for 2004. We expect to see more and more companies institute or increase dividends in the coming year. We also expect to see more merger and acquisition activity, as companies in a wide range of industries seek growth via acquisition strategies. In our view this trend has the potential to provide a performance tailwind for our portfolio of undervalued companies.

     In conclusion, we believe the economic recovery is sustainable and stocks can continue to make progress. There will likely be some bumps in the road and we suspect the market's momentum will slow in the year ahead. However, we anticipate a market environment in which value-oriented stock pickers can do well. For the Fund, we will continue to focus on cash-generating franchises that are selling at a steep discount to intrinsic value.

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7   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT
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Investments in Securities

AXP Partners Select Value Fund

Nov. 30, 2003 (Unaudited)
(Percentages represent value of investments compared to net assets)

Common stocks (94.9%)
Issuer                                          Shares            Value(a)

Aerospace & defense (3.8%)
Curtiss-Wright Cl B                              42,000          $3,423,000
Empresa Brasileira de
  Aeronautica ADR                                33,000(c)          970,860
Fairchild Cl A                                   50,000(b)          255,000
Honeywell Intl                                  195,000           5,789,550
Northrop Grumman                                 20,000           1,852,600
Sequa Cl A                                       10,800(b)          515,700
Sequa Cl B                                       16,000(b)          783,200
Titan                                            70,000(b)        1,494,500
Total                                                            15,084,410

Automotive & related (6.3%)
AutoNation                                      160,000(b)        2,812,800
BorgWarner                                       24,000           1,896,000
DaimlerChrysler                                  20,000(c)          760,800
Dana                                            410,000           6,629,700
GenCorp                                         135,000           1,351,350
General Motors                                    8,000             342,240
Genuine Parts                                   140,000           4,407,200
Midas                                            30,000(b)          454,500
Modine Mfg                                      100,300           2,558,653
Navistar Intl                                    30,000(b)        1,293,000
Raytech                                           3,100(b)           11,470
SPS Technologies                                 42,000(b)        2,056,320
Total                                                            24,574,033

Banks and savings & loans (1.6%)
Deutsche Bank                                    20,000(c,d)      1,396,000
FleetBoston Financial                            35,000           1,421,000
Northern Trust                                   12,000             538,200
PNC Financial Services Group                     25,000           1,359,000
Wilmington Trust                                 47,000           1,654,400
Total                                                             6,368,600

Beverages & tobacco (4.3%)
Allied Domecq ADR                                90,000(c,d)      2,593,800
Anheuser-Busch                                   15,000             777,300
Brown-Forman Cl A                                21,500           2,030,675
Coca-Cola                                        50,000           2,325,000
Coors (Adolph) Cl B                              15,500             854,205
Diageo ADR                                       54,000(c)        2,730,240
Fomento Economico  Mexicano ADR                  45,000(c)        1,547,100
Fortune Brands                                   15,000           1,024,800
PepsiAmericas                                   105,000           1,647,450
PepsiCo                                          20,000             962,400
Robert Mondavi Cl A                              10,000(b)          350,000
Total                                                            16,842,970

Broker dealers (0.4%)
BKF Capital Group                                 5,000(b)          116,250
Merrill Lynch & Co                               20,000           1,135,000
Schwab (Charles)                                 12,000             139,200
Total                                                             1,390,450

Building materials & construction (0.2%)
Tredegar                                         10,000             154,000
Watts Water Technologies Cl A                    32,000             656,000
Total                                                               810,000

Cable (2.0%)
Cablevision Systems NY
  Group Cl A                                    371,000(b,d)      7,687,120

Cellular telecommunications (1.5%)
AT&T Wireless Services                          175,000(b)        1,312,500
mmO2 ADR                                         24,500(b,c)        314,090
Nextel Communications Cl A                       10,000(b)          253,300
U.S. Cellular                                   101,000(b)        3,494,600
Western Wireless Cl A                            25,000(b)          466,750
Total                                                             5,841,240

Chemicals (1.5%)
Albemarle                                        20,000             566,000
Cytec Inds                                        8,000(b)          290,000
Ferro                                            40,000             908,000
Great Lakes Chemical                             25,000             567,750
Hercules                                        152,000(b)        1,526,080
MacDermid                                        21,000             688,800
Roto-Rooter                                      35,000           1,288,350
Total                                                             5,834,980

See accompanying notes to investments in securities.

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8   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT
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Common stocks (continued)
Issuer                                          Shares            Value(a)

Computer software & services (0.8%)
Electronic Data Systems                          40,000            $864,800
PeopleSoft                                      100,000(b)        2,115,000
Total                                                             2,979,800

Electronics (1.8%)
CTS                                             125,200           1,534,952
Cypress Semiconductor                            30,000(b)          671,400
MagneTek                                         10,000(b)           64,500
Mykrolis                                         10,000(b)          158,400
Texas Instruments                               120,000           3,571,200
Thomas & Betts                                   48,000             998,400
Total                                                             6,998,852

Energy (3.3%)
BP ADR                                           18,000(c)          768,420
Burlington Resources                             20,000           1,004,000
ConocoPhillips                                   40,000           2,269,600
Devon Energy                                     30,000           1,480,800
Exxon Mobil                                      85,000           3,074,450
Kerr-McGee                                       29,000           1,217,710
NUI                                              20,000             312,600
Royal Dutch Petroleum ADR                        65,000(c)        2,918,500
Total                                                            13,046,080

Energy equipment & services (0.1%)
Transocean                                       12,000(b)          232,560

Environmental services (1.5%)
Allied Waste Inds                                60,000(b)          747,000
Republic Services                               125,000           3,181,250
Waste Management                                 60,000           1,764,600
Total                                                             5,692,850

Food (7.1%)
Archer-Daniels-Midland                          362,800           5,184,412
Cadbury Schweppes ADR                            45,000(c)        1,173,150
Campbell Soup                                   100,000           2,561,000
Corn Products Intl                               57,000           1,975,620
Del Monte Foods                                 200,355(b)        1,917,397
Flowers Foods                                    70,000           1,827,000
General Mills                                    55,000           2,475,550
Heinz (HJ)                                       75,000           2,707,500
Hershey Foods                                    26,000           2,020,200
Intl Multifoods                                  50,000(b)          891,500
Sensient Technologies                           130,000           2,450,500
Tootsie Roll Inds                                14,400             506,160
Wrigley (Wm) Jr                                  38,000           2,094,560
Total                                                            27,784,549

Furniture & appliances (0.4%)
Fedders                                          22,000             138,380
Maytag                                           10,000             264,400
Thomas Inds                                      35,000           1,103,200
Total                                                             1,505,980

Health care products (4.8%)
Abbott Laboratories                              13,000             574,600
Bio-Rad Laboratories Cl A                         7,000(b)          358,750
Bristol-Myers Squibb                             75,000           1,976,250
DENTSPLY Intl                                    15,000             675,450
INAMED                                           17,000(b)        1,332,120
Interpore Intl                                   30,000(b)          365,400
IVAX                                             20,000(b)          429,000
Lilly (Eli)                                      50,000           3,428,000
Medco Health Solutions                           14,000(b)          510,020
Merck & Co                                       32,000           1,299,200
Orthofix Intl                                    22,000(b,c)        936,100
Pfizer                                          125,000           4,193,750
Sybron Dental Specialists                        65,000(b)        1,872,650
Wyeth                                            20,000             788,000
Young Innovations                                 6,000             218,700
Total                                                            18,957,990

Health care services (1.3%)
Matthews Intl Cl A                               23,000             654,810
Orthodontic Centers of America                   23,000(b)          163,070
Owens & Minor                                    10,000             212,100
Patterson Dental                                 25,000(b)        1,702,500
Schein (Henry)                                   38,000(b)        2,557,020
Total                                                             5,289,500

Household products (2.3%)
Church & Dwight                                  60,000           2,430,600
Energizer Holdings                               65,000(b)        2,462,850
Gillette                                          5,000             168,650
Procter & Gamble                                 36,000           3,464,640
Rayovac                                          13,000(b)          233,870
Weider Nutrition Intl                            89,300(b)          425,068
Total                                                             9,185,678

Industrial transportation (0.1%)
GATX                                             14,000             340,200

See accompanying notes to investments in securities.

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9   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT
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Common stocks (continued)
Issuer                                          Shares            Value(a)

Insurance (2.2%)
Alleghany                                         9,050          $1,864,300
American Intl Group                              22,000           1,274,900
Argonaut Group                                   15,000             240,000
John Hancock Financial Services                  50,000           1,837,500
MONY Group                                       30,000(d)          945,600
Phoenix Companies                                50,000             562,500
Unitrin                                          55,000           2,080,650
Total                                                             8,805,450

Leisure time & entertainment (2.5%)
Canterbury Park Holding                          50,000             804,500
Churchill Downs                                  14,000             514,066
Dover Motorsports                                50,000             209,000
Gemstar-TV Guide Intl                           400,000(b)        1,800,000
Magna Entertainment Cl A                         50,000(b,c)        235,000
Metro-Goldwyn-Mayer                             100,000(b)        1,650,000
Six Flags                                       100,000(b)          675,000
Viacom Cl A                                      70,000           2,755,900
Viacom Cl B                                      30,000           1,179,600
Total                                                             9,823,066

Lodging & gaming (1.5%)
Aztar                                            30,000(b)          667,500
Boca Resorts Cl A                                20,400(b)          291,312
Dover Downs Gaming
  & Entertainment                                65,000             591,500
Gaylord Entertainment                            55,000(b)        1,654,950
Hilton Group                                    400,000(c)        1,454,993
Hilton Hotels                                    40,000             654,400
MGM Mirage                                       10,000(b)          374,800
Total                                                             5,689,455

Machinery (1.9%)
Clarcor                                          25,000           1,094,750
Deere & Co                                       48,000           2,939,040
Flowserve                                        35,000(b)          744,800
Oshkosh Truck                                    38,000           1,782,200
SL Inds                                           8,000(b)           64,400
Thermo Electron                                  30,000(b)          717,000
Total                                                             7,342,190

Media (18.0%)
Beasley Broadcast Group Cl A                     80,000(b)        1,185,760
Cendant                                          70,000(b)        1,551,200
Disney (Walt)                                   150,000           3,463,500
Emmis Communications Cl A                        14,000(b)          317,240
Fisher Communications                            30,000           1,447,200
Fox Entertainment Group Cl A                    120,000(b)        3,426,000
Granite Broadcasting                             72,000(b)          142,560
Gray Television                                 100,000           1,296,000
Grupo Televisa ADR                               42,000(c)        1,715,700
InterActiveCorp                                  11,000(b)          361,350
Journal Register                                 71,000(b)        1,416,450
Knight-Ridder                                    45,000           3,347,100
Lee Enterprises                                  32,000           1,376,640
Liberty                                           6,000             266,700
Liberty Media Cl A                              725,000(b)        8,011,250
Lin TV                                          109,300(b)        2,453,785
McGraw-Hill Companies                            12,000             822,000
Media General Cl A                               50,000           3,344,500
New York Times Cl A                             102,000           4,681,800
News Corp ADR                                   100,000(c)        2,836,000
Paxson Communications Cl A                       75,000(b)          360,000
PRIMEDIA                                        175,000(b)          507,500
Pulitzer                                         88,000           4,664,000
Reader's Digest Assn                            120,000           1,716,000
Salem Communications Cl A                        17,000(b)          421,090
Scripps (EW) Cl A                                17,000           1,565,020
Sinclair Broadcast Group Cl A                    70,000(b)          802,900
Thomas Nelson                                    35,000             616,000
Time Warner                                     435,000(b)        7,081,800
Tribune                                         150,000           7,327,500
Young Broadcasting Cl A                         110,000(b)        2,183,500
Total                                                            70,708,045

Metals (0.5%)
Pechiney ADR Cl A                                60,000(c)        1,649,400
Pechiney Cl A                                     4,100(c)          235,708
Total                                                             1,885,108

Miscellaneous (0.5%)
Middlesex Water                                  28,400             568,000
Rollins                                          29,550             658,374
SJW                                              10,200             905,148
Total                                                             2,131,522

Multi-industry (4.7%)
Acuity Brands                                     5,000             119,250
AMETEK                                           10,000             473,000
Cooper Inds Cl A                                 95,000           5,096,750
Crane                                            45,000           1,309,050
Imagistics Intl                                  17,500(b)          637,525
ITT Inds                                         50,000           3,296,000
Park-Ohio Holdings                               25,000(b)          183,250
Sony ADR                                         67,000(c)        2,301,450
Tyco Intl                                        25,000(c)          573,750
Vivendi Universal ADR                           195,000(c)        4,465,500
Total                                                            18,455,525

See accompanying notes to investments in securities.

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10   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT
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Common stocks (continued)
Issuer                                          Shares            Value(a)

Paper & packaging (0.4%)
Greif Cl A                                       35,000          $1,190,000
Sealed Air                                       10,000(b)          527,700
Total                                                             1,717,700

Precious metals (0.4%)
Newmont Mining                                   33,000           1,588,620

Real estate investment trust (0.1%)
Starwood Hotels &
  Resorts Worldwide                              15,000             517,050

Restaurants (--%)
Steak n Shake                                     7,000(b)          123,200

Retail -- general (0.6%)
Home Depot                                        4,000             147,040
Neiman Marcus Group Cl A                         40,000(b)        2,156,000
Total                                                             2,303,040

Retail -- grocery (0.3%)
Albertson's                                      20,000             425,600
Safeway                                          35,000(b)          726,250
Total                                                             1,151,850

Telecom equipment & services (0.5%)
Motorola                                         85,000           1,193,400
PanAmSat                                         30,000(b)          662,700
Sycamore Networks                                40,000(b)          212,800
Total                                                             2,068,900

Textiles & apparel (0.8%)
Gucci Group                                      35,000(c)        2,973,600

Utilities -- electric (7.6%)
Allegheny Energy                                200,000           2,150,000
Aquila                                          280,000(b)        1,002,400
CH Energy Group                                  23,500           1,031,650
CMS Energy                                      150,000           1,183,500
DPL                                              23,000             444,820
Duke Energy                                     153,000           2,760,120
Duquesne Light Holdings                         140,000           2,417,800
Edison Intl                                     100,000(b)        2,042,000
El Paso Electric                                130,000(b)        1,651,000
Energy East                                      70,000           1,610,700
FPL Group                                        30,000           1,906,500
Great Plains Energy                              25,000             793,250
Northeast Utilities                             105,000           2,094,750
NSTAR                                            72,000           3,430,800
PG&E                                             45,000(b)        1,130,400
TECO Energy                                      45,000             584,100
TXU                                              10,000             221,400
Westar Energy                                    80,000           1,588,800
Xcel Energy                                     100,000           1,670,000
Total                                                            29,713,990

Utilities -- natural gas (0.8%)
El Paso                                         130,000             923,000
Nicor                                             5,000             163,850
NiSource                                         10,000             207,500
ONEOK                                            45,000             891,450
Southwest Gas                                    40,000             902,000
Total                                                             3,087,800

Utilities -- telephone (6.5%)
AT&T                                             35,000             694,050
BellSouth                                        40,000           1,041,200
BT Group ADR                                     25,000(c)          756,250
CenturyTel                                       55,000           1,798,500
Cincinnati Bell                                 350,000(b)        1,998,500
Citizens Communications                         225,000(b)        2,443,500
Commonwealth  Telephone Enterprises             120,000(b)        4,514,400
Qwest Communications Intl                       700,000(b)        2,562,000
SBC Communications                               25,000             582,000
Sprint (FON Group)                              110,000           1,648,900
Sprint (PCS Group)                              220,000(b)        1,009,800
Telephone & Data Systems                         78,000           4,890,600
Verizon Communications                           45,000           1,474,650
Total                                                            25,414,350

Total common stocks
(Cost: $317,500,061)                                           $371,948,303

Short-term securities (7.3%)
Issuer              Annualized                   Amount            Value(a)
                   yield on date               payable at
                    of purchase                 maturity

Commercial paper
Fairway Finance
   12-01-03              1.05%               $8,700,000(e)       $8,699,239
Jupiter Securitization
   01-06-04              1.10                11,300,000(e)       11,286,535
Sigma Finance
   02-13-04              1.11                 8,800,000(e)        8,779,564

Total short-term securities
(Cost: $28,765,751)                                             $28,765,338

Total investments in securities
(Cost: $346,265,812)(f)                                        $400,713,641

See accompanying notes to investments in securities.

--------------------------------------------------------------------------------
11   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)  Non-income producing.

(c) Foreign security values are stated in U.S. dollars. As of Nov. 30, 2003, the value of foreign securities represented 9.0% of net assets.

(d) Security is partially or fully on loan. See Note 5 to the financial statements.

(e) Commercial paper sold within terms of a private placement memorandum, exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and may be sold only to dealers in that program or other "accredited investors." This security has been determined to be liquid under guidelines established by the board.

(f) At Nov. 30, 2003, the cost of securities for federal income tax purposes was approximately $346,266,000 and the approximate aggregate gross unrealized appreciation and depreciation based on that cost was:

     Unrealized appreciation                                    $58,170,000
     Unrealized depreciation                                     (3,722,000)
                                                                 ----------
     Net unrealized appreciation                                $54,448,000
                                                                -----------

--------------------------------------------------------------------------------
12   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Partners Select Value Fund

Nov. 30, 2003 (Unaudited)
Assets
Investments in securities, at value (Note 1)*
   (identified cost $346,265,812)                                                                      $400,713,641
Cash in bank on demand deposit                                                                              106,093
Foreign currency holdings (identified cost $42,549) (Note 1)                                                 44,991
Capital shares receivable                                                                                   546,438
Dividends and accrued interest receivable                                                                   556,757
Receivable for investment securities sold                                                                   480,306
                                                                                                            -------
Total assets                                                                                            402,448,226
                                                                                                        -----------
Liabilities
Capital shares payable                                                                                      184,269
Payable for investment securities purchased                                                               2,328,379
Payable upon return of securities loaned (Note 5)                                                         7,790,000
Accrued investment management services fee                                                                   16,725
Accrued distribution fee                                                                                     11,321
Accrued transfer agency fee                                                                                   5,942
Accrued administrative services fee                                                                           1,286
Other accrued expenses                                                                                       52,342
                                                                                                             ------
Total liabilities                                                                                        10,390,264
                                                                                                         ----------
Net assets applicable to outstanding capital stock                                                     $392,057,962
                                                                                                       ============
Represented by
Capital stock -- $.01 par value (Note 1)                                                               $    688,509
Additional paid-in capital                                                                              336,110,084
Net operating loss                                                                                         (175,609)
Accumulated net realized gain (loss) (Note 7)                                                               982,575
Unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                                    54,452,403
                                                                                                         ----------
Total -- representing net assets applicable to outstanding capital stock                               $392,057,962
                                                                                                       ============
Net assets applicable to outstanding shares:                Class A                                    $246,576,184
                                                            Class B                                    $137,134,942
                                                            Class C                                    $  8,278,773
                                                            Class Y                                    $     68,063
Net asset value per share of outstanding capital stock:     Class A shares      43,112,191             $       5.72
                                                            Class B shares      24,262,192             $       5.65
                                                            Class C shares       1,464,679             $       5.65
                                                            Class Y shares          11,868             $       5.74
                                                                                    ------             ------------
* Including securities on loan, at value (Note 5)                                                      $  7,441,500
                                                                                                       ------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
13   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Statement of operations
AXP Partners Select Value Fund

Six months ended Nov. 30, 2003 (Unaudited)
Investment income
Income:
Dividends                                                                                               $ 2,299,026
Interest                                                                                                    107,969
Fee income from securities lending (Note 5)                                                                  16,610
   Less foreign taxes withheld                                                                              (19,482)
                                                                                                            -------
Total income                                                                                              2,404,123
                                                                                                          ---------
Expenses (Note 2):
Investment management services fee                                                                        1,280,443
Distribution fee
   Class A                                                                                                  247,820
   Class B                                                                                                  560,735
   Class C                                                                                                   34,022
Transfer agency fee                                                                                         421,087
Incremental transfer agency fee
   Class A                                                                                                   27,547
   Class B                                                                                                   28,251
   Class C                                                                                                    2,170
Service fee -- Class Y                                                                                           32
Administrative services fees and expenses                                                                    97,863
Compensation of board members                                                                                 4,291
Custodian fees                                                                                               32,902
Printing and postage                                                                                         51,772
Registration fees                                                                                            26,497
Audit fees                                                                                                    9,000
Other                                                                                                         1,099
                                                                                                              -----
Total expenses                                                                                            2,825,531
   Expenses waived/reimbursed by AEFC (Note 2)                                                              (99,235)
                                                                                                            -------
                                                                                                          2,726,296
   Earnings credits on cash balances (Note 2)                                                                  (664)
                                                                                                               ----
Total net expenses                                                                                        2,725,632
                                                                                                          ---------
Investment income (loss) -- net                                                                            (321,509)
                                                                                                           --------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
   Security transactions (Note 3)                                                                         2,071,331
   Foreign currency transactions                                                                                261
                                                                                                                ---
Net realized gain (loss) on investments                                                                   2,071,592
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies                                    34,167,205
                                                                                                         ----------
Net gain (loss) on investments and foreign currencies                                                    36,238,797
                                                                                                         ----------
Net increase (decrease) in net assets resulting from operations                                         $35,917,288
                                                                                                        ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
14   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Statements of changes in net assets
AXP Partners Select Value Fund
                                                                               Nov. 30, 2003           May 31, 2003
                                                                             Six months ended           Year ended
                                                                                (Unaudited)
Operations and distributions
Investment income (loss) -- net                                               $   (321,509)            $    184,148
Net realized gain (loss) on investments                                          2,071,592               (1,089,258)
Net change in unrealized appreciation (depreciation) on investments
   and on translation of assets and liabilities in foreign currencies           34,167,205               21,449,555
                                                                                ----------               ----------
Net increase (decrease) in net assets resulting from operations                 35,917,288               20,544,445
                                                                                ----------               ----------
Distributions to shareholders from:
   Net investment income
     Class A                                                                            --                  (70,009)
     Class Y                                                                            --                      (22)
   Net realized gain
     Class A                                                                            --                  (60,486)
     Class B                                                                            --                  (37,350)
     Class C                                                                            --                   (2,049)
     Class Y                                                                            --                      (14)
                                                                                ----------               ----------
Total distributions                                                                     --                 (169,930)
                                                                                ----------               ----------
Capital share transactions (Note 4)
Proceeds from sales
   Class A shares (Note 2)                                                      79,790,351              125,474,400
   Class B shares                                                               40,281,483               73,302,858
   Class C shares                                                                2,672,819                3,871,015
   Class Y shares                                                                   20,422                   33,000
Reinvestment of distributions at net asset value
   Class A shares                                                                       --                  129,733
   Class B shares                                                                       --                   37,010
   Class C shares                                                                       --                    1,968
   Class Y shares                                                                       --                       23
Payments for redemptions
   Class A shares                                                              (12,176,170)             (22,011,016)
   Class B shares (Note 2)                                                      (9,458,376)             (11,321,426)
   Class C shares (Note 2)                                                        (605,978)                (482,832)
   Class Y shares                                                                   (5,365)                      --
                                                                                ----------               ----------
Increase (decrease) in net assets from capital share transactions              100,519,186              169,034,733
                                                                               -----------              -----------
Total increase (decrease) in net assets                                        136,436,474              189,409,248
Net assets at beginning of period                                              255,621,488               66,212,240
                                                                               -----------               ----------
Net assets at end of period                                                   $392,057,962             $255,621,488
                                                                              ============             ============
Undistributed (excess of distributions over) net investment income            $   (175,609)            $    145,900
                                                                              ------------             ------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
15   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Notes to Financial Statements

AXP Partners Select Value Fund

(Unaudited as to Nov. 30, 2003)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Partners Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Partners Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. The Fund invests primarily in common stocks, preferred stocks and securities convertible into common stocks that are listed on a nationally recognized securities exchange or traded on the NASDAQ National Market System of the National Association of Security Dealers.

The Fund offers Class A, Class B, Class C and Class Y shares.

o    Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o    Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, incremental transfer agency fee and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. American Express Financial Corporation (AEFC) may use fair value if a security's value has been materially affected by events after the close of the primary exchanges or markets on which the security is traded and before the NAV is calculated. The fair value of a security may be different from the quoted or published price. AEFC will price a security at fair value in accordance with procedures adopted by the Fund and board if a reliable market quotation is not readily available. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

--------------------------------------------------------------------------------
16   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

Futures transactions

To gain exposure to or protect itself from market changes the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes. As of Nov. 30, 2003, foreign currency holdings were entirely comprised of British Pounds.

The Fund may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting
--------------------------------------------------------------------------------
17   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT
unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

Dividends to shareholders

An annual dividend from net investment income, declared and paid at the end of the calendar year, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium, market discount and original issue discount using the effective interest method, is accrued daily.

2. EXPENSES AND SALES CHARGES

The Fund has agreements with AEFC to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets in reducing percentages from 0.78% to 0.65% annually. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Multi-Cap Value Funds Index. The maximum adjustment is 0.12% per year. If the performance difference is less than 0.50%, the adjustment will be zero. The adjustment increased the fee by $43,087 for the six months ended Nov. 30, 2003.

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets in reducing percentages from 0.06% to 0.035% annually. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

--------------------------------------------------------------------------------
18   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Under a Deferred Compensation Plan (the Plan), non-interested board members may defer receipt of their compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in shares of the Fund or other American Express mutual funds. The Fund's liability for these amounts is adjusted for market value changes and remains in the Fund until distributed in accordance with the Plan.

AEFC has a Subadvisory Agreement with GAMCO Investors, Inc., which does business under the name Gabelli Asset Management Company.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o   Class A $19.50

o   Class B $20.50

o   Class C $20.00

o   Class Y $17.50

The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y.

In addition, AECSC is entitled to charge an annual closed-account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year. However, the closed account fee is currently not effective.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $1,051,666 for Class A, $42,167 for Class B and $2,556 for Class C for the six months ended Nov. 30, 2003.

For the six months ended Nov. 30, 2003, AEFC and its affiliates waived certain fees and expenses to 1.43% for Class A, 2.20% for Class B, 2.20% for Class C and 1.25% for Class Y. In addition, AEFC and its affiliates have agreed to waive certain fees and expenses until May 31, 2004. Under this agreement, total expenses will not exceed 1.44% for Class A, 2.20% for Class B, 2.20% for Class C and 1.26% for Class Y of the Fund's average daily net assets.

During the six months ended Nov. 30, 2003, the Fund's custodian and transfer agency fees were reduced by $664 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

--------------------------------------------------------------------------------
19   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $110,390,576 and $18,463,018, respectively, for the six months ended Nov. 30, 2003. Realized gains and losses are determined on an identified cost basis.

Brokerage commissions paid to brokers affiliated with the subadviser were $216,028 for the six months ended Nov. 30, 2003.

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the periods indicated are as follows:

                                                   Six months ended Nov. 30, 2003
                                             Class A     Class B    Class C     Class Y
Sold                                      14,811,103    7,550,496    500,942    3,825
Issued for reinvested distributions               --           --         --       --
Redeemed                                  (2,257,777)  (1,789,599)  (112,832)  (1,000)
                                          ----------   ----------   --------   ------
Net increase (decrease)                   12,553,326    5,760,897    388,110    2,825
                                          ----------    ---------    -------    -----

                                                      Year ended May 31, 2003
                                             Class A     Class B    Class C     Class Y
Sold                                      27,443,365   16,075,935    850,122    7,038
Issued for reinvested distributions           28,020        8,028        427        5
Redeemed                                  (4,849,706)  (2,537,078)  (107,634)      --
                                          ----------   ----------   --------    -----
Net increase (decrease)                   22,621,679   13,546,885    742,915    7,043
                                          ----------   ----------    -------    -----

5. LENDING OF PORTFOLIO SECURITIES

As of Nov. 30, 2003, securities valued at $7,441,500 were on loan to brokers. For collateral, the Fund received $7,790,000 in cash. Income from securities lending amounted to $16,610 for the six months ended Nov. 30, 2003. The risks to the Fund of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

6. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by Deutsche Bank, whereby the Fund is permitted to have bank borrowings for temporary or emergency purposes to fund shareholder redemptions. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the LIBOR plus 0.50%, the IBOR plus 0.50% or the higher of the Federal Funds Rate plus 0.25% and the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. The Fund had no borrowings outstanding during the six months ended Nov. 30, 2003.

--------------------------------------------------------------------------------
20   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

7. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund has a capital loss carry-over of $168,892 as of May 31, 2003 that will expire in 2012 if not offset by capital gains. It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

8. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended May 31,                                                2003(k)       2003        2002(b)
Net asset value, beginning of period                                       $5.11        $5.01        $5.13
Income from investment operations:
Net investment income (loss)                                                  --          .01           --
Net gains (losses) (both realized and unrealized)                            .61          .10         (.12)
Total from investment operations                                             .61          .11         (.12)
Less distributions:
Dividends from net investment income                                          --         (.01)          --
Net asset value, end of period                                             $5.72        $5.11        $5.01

Ratios/supplemental data
Net assets, end of period (in millions)                                     $247         $156          $40
Ratio of expenses to average daily net assets(c),(e)                       1.43%(d)     1.44%        1.48%(d)
Ratio of net investment income (loss) to average daily net assets           .08%(d)      .42%         .22%(d)
Portfolio turnover rate (excluding short-term securities)                     6%          31%           7%
Total return(i)                                                           11.94%(j)     2.12%       (2.34%)(j)

Class B
Per share income and capital changes(a)
Fiscal period ended May 31,                                                2003(k)       2003        2002(b)
Net asset value, beginning of period                                       $5.07        $5.00        $5.13
Income from investment operations:
Net investment income (loss)                                                (.02)        (.01)        (.01)
Net gains (losses) (both realized and unrealized)                            .60          .08         (.12)
Total from investment operations                                             .58          .07         (.13)
Net asset value, end of period                                             $5.65        $5.07        $5.00

Ratios/supplemental data
Net assets, end of period (in millions)                                     $137          $94          $25
Ratio of expenses to average daily net assets(c),(f)                       2.20%(d)     2.20%        2.26%(d)
Ratio of net investment income (loss) to average daily net assets          (.68%)(d)    (.34%)       (.54%)(d)
Portfolio turnover rate (excluding short-term securities)                     6%          31%           7%
Total return(i)                                                           11.44%(j)     1.46%       (2.53%)(j)

See accompanying notes to financial highlights.

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21   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended May 31,                                                2003(k)       2003        2002(b)
Net asset value, beginning of period                                       $5.07        $5.00        $5.13
Income from investment operations:
Net investment income (loss)                                                (.02)        (.01)        (.01)
Net gains (losses) (both realized and unrealized)                            .60          .08         (.12)
Total from investment operations                                             .58          .07         (.13)
Net asset value, end of period                                             $5.65        $5.07        $5.00

Ratios/supplemental data
Net assets, end of period (in millions)                                       $8           $5           $2
Ratio of expenses to average daily net assets(c),(g)                       2.20%(d)     2.20%        2.26%(d)
Ratio of net investment income (loss) to average daily net assets          (.69%)(d)    (.34%)       (.49%)(d)
Portfolio turnover rate (excluding short-term securities)                     6%          31%           7%
Total return(i)                                                           11.44%(j)     1.46%       (2.53%)(j)

Class Y
Per share income and capital changes(a)
Fiscal period ended May 31,                                                2003(k)       2003        2002(b)
Net asset value, beginning of period                                       $5.12        $5.01        $5.13
Income from investment operations:
Net investment income (loss)                                                  --          .02           --
Net gains (losses) (both realized and unrealized)                            .62          .10         (.12)
Total from investment operations                                             .62          .12         (.12)
Less distributions:
Dividends from net investment income                                          --         (.01)          --
Net asset value, end of period                                             $5.74        $5.12        $5.01

Ratios/supplemental data
Net assets, end of period (in millions)                                      $--          $--          $--
Ratio of expenses to average daily net assets(c),(h)                       1.25%(d)     1.25%        1.17%(d)
Ratio of net investment income (loss) to average daily net assets           .25%(d)      .63%         .22%(d)
Portfolio turnover rate (excluding short-term securities)                     6%          31%           7%
Total return(i)                                                           12.11%(j)     2.35%       (2.34%)(j)

See accompanying notes to financial highlights.

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22   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

Notes to financial highlights

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) For the period from March 8, 2002 (when shares became publicly available) to May 31, 2002.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class A would have been 1.49% for the six months ended Nov. 30, 2003 and 1.65% and 3.06% for the periods ended May 31, 2003 and 2002, respectively.

(f) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class B would have been 2.26% for the six months ended Nov. 30, 2003 and 2.41% and 3.82% for the periods ended May 31, 2003 and 2002, respectively.

(g) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class C would have been 2.28% for the six months ended Nov. 30, 2003 and 2.41% and 3.82% for the periods ended May 31, 2003 and 2002, respectively.

(h) AEFC waived/reimbursed the Fund for certain expenses. Had AEFC not done so, the annual ratios of expenses for Class Y would have been 1.32% for the six months ended Nov. 30, 2003 and 1.47% and 2.88% for the periods ended May 31, 2003 and 2002, respectively.

(i)  Total return does not reflect payment of a sales charge.

(j)  Not annualized.

(k)  Six months ended Nov. 30, 2003 (Unaudited).

Proxy Voting

The policy of the Board is to vote all proxies of the companies in which the Fund holds investments. The procedures are stated in the Statement of Additional Information (SAI). You may obtain a copy of the SAI without charge by calling
(800) 862-7919; by looking at the Web site americanexpress.com/funds; or by searching the Web site of the Securities and Exchange Commission http://www.sec.gov. You may view the Fund's voting record for all portfolio companies whose shareholders meetings were completed the previous quarter on americanexpress.com/funds or obtain a copy by calling the Fund's administrator, Board Services Corporation, collect at (612) 330-9283. In addition, after Aug. 1, 2004, information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 will be available at http://www.sec.gov.

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23   --   AXP PARTNERS SELECT VALUE FUND   --   2003 SEMIANNUAL REPORT

--------------------------------------------------------------------------------
(logo)
AMERICAN
 EXPRESS
(R)
--------------------------------------------------------------------------------

American Express Partners Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.